                                                                       EXHIBIT 2



                    ----------------------------------------


                            EQUITY PURCHASE AGREEMENT


                                      AMONG


                            EVOLUTION HOLDINGS, INC.,


                             EVOLUTIONCOM.COM, INC.,


                                 LABARGE, INC.,


                             LABARGE WIRELESS, INC.


                                       AND


                        CLAYCO CONSTRUCTION COMPANY, INC.




                                  JUNE 30, 2000


                    ----------------------------------------

                                TABLE OF CONTENTS
                                                                        Page

1.  Definitions...........................................................1

2.  Basic Transaction.....................................................5
    (a)      Purchase and Sale of Membership Interests....................5
    (b)      Purchase Price...............................................5
    (c)      Adjustment...................................................5
    (d)      The Closing..................................................7
    (e)      Deliveries at the Closing....................................7

3.  Representations and Warranties of the Sellers.........................7
    (A)      Representations Concerning the Sellers.......................7
    (a)      Organization of Sellers......................................7
    (b)      Authorization................................................7
    (c)      Noncontravention.............................................8
    (d)      Investment...................................................8
    (e)      Membership Interests.........................................8
    (B)      Representations Concerning the LLC...........................9
    (a)      Organization of the LLC......................................9
    (b)      Noncontravention............................................10
    (c)      Brokers' Fees; Bonus or Stay Payments.......................10
    (d)      Title to Assets.............................................10
    (e)      Subsidiaries................................................10
    (f)      Financial Statements........................................10
    (g)      Events Subsequent to Most Recent Fiscal Month End...........11
    (h)      Accounts Receivable; Prepaids...............................11
    (i)      Legal Compliance............................................11
    (j)      Tax Matters.................................................12
    (k)      Real Property...............................................13
    (l)      Intellectual Property.......................................13
    (m)      Contracts...................................................14
    (n)      Bank Accounts; Powers of Attorney...........................15
    (o)      Litigation..................................................15
    (p)      Employees...................................................15
    (q)      Employee Benefits...........................................18
    (r)      Environmental, Health, and Safety Matters...................19
    (s)      Insurance...................................................20
    (t)      Warranties..................................................21
    (u)      Solvency....................................................21
    (v)      Customers and Suppliers.....................................21
    (w)      Absence of Certain Changes..................................21

    (x)      Related Party Transactions..................................23
    (y)      Books and Records...........................................24
    (z)      Material Disclosures........................................24
    (aa)     Contributions and Payments..................................24

4.  Representations and Warranties of the Buyer..........................24
    (a)      Organization of the Buyer...................................24
    (b)      Authorization of Transaction................................25
    (c)      Noncontravention............................................25
    (d)      Brokers' Fees...............................................25
    (e)      Financing...................................................25
    (f)      Financial Statements........................................25

5.  Covenants............................................................26
    (a)      General.....................................................26
    (b)      Notices and Consents........................................26
    (c)      Operation of Business.......................................26
    (d)      Full Access; Confidential Information.......................26
    (e)      Exclusivity.................................................26
    (f)      Treatment of Over 90 Day Receivables........................27
    (g)      Maintenance and Access to Records...........................27
    (h)      General.....................................................27
    (i)      Litigation Support..........................................27
    (j)      Covenant Not to Compete.....................................27
    (k)      Buyer Notes.................................................28
    (l)      Employee Matters............................................28
    (m)      Confidentiality.............................................28
    (n)      Payment of Bonuses..........................................29
    (o)      Change of Name; Use of Name.................................29
    (p)      Closing Tax Return..........................................29

6.   Conditions to Obligation to Close...................................29
    (a)      Conditions to Obligation of the Buyer.......................29
    (b)      Conditions to Obligation of the Seller......................31

7.  Remedies for Breaches of this Agreement..............................32
    (a)      Survival of Representations and Warranties..................32
    (b)      Indemnification Provisions for Benefit of the Buyer.........32
    (c)      Buyer's Agreement to Indemnify..............................33
    (e)      Matters Involving Third Parties.............................34
    (f)      Determination of Adverse Consequences.......................35
    (g)      Application First to Buyer Notes............................35
    (h)      Exclusive Remedy............................................35

    (i)      Accounts Receivable.........................................35
    (j)      Indemnification For Claims Under Guarantees.................35

8.  Termination..........................................................36
    (a)      Termination of Agreement....................................36
    (b)      Effect of Termination.......................................36

9.  Miscellaneous........................................................36
    (a)      Press Releases and Public Announcements.....................36
    (b)      No Third-Party Beneficiaries................................36
    (c)      Entire Agreement............................................36
    (d)      Succession and Assignment...................................36
    (e)      Counterparts................................................37
    (f)      Headings....................................................37
    (g)      Notices.....................................................37
    (h)      Governing Law...............................................38
    (i)      Amendments and Waivers......................................38
    (j)      Severability................................................38
    (k)      Expenses; Transfer Taxes....................................39
    (l)      Construction................................................39
    (m)      Incorporation of Exhibits and Schedules.....................39



Exhibit A    Form of Buyer Note
Exhibit B    Form of Escrow Agreement
Exhibit C    Financial Statements
Exhibit D    Buyer Financial Statements
Exhibit E    Form of Employment Agreement
Exhibit F    Form of Opinion of Counsel to the Seller
Exhibit G    Form of Opinion of Counsel to the Buyer
Exhibit H    Form of Services Agreement
Disclosure Schedule - Exceptions to Representations and Warranties

                            EQUITY PURCHASE AGREEMENT

         Agreement entered into as of June 30, 2000, by and among EVOLUTION HOLDINGS, INC., a Delaware corporation ("EHI"), EVOLUTIONCOM.COM, INC., a Delaware corporation ("EVCC") (collectively the "Buyer"), LABARGE, INC., a Delaware corporation ("LaBarge"), LABARGE WIRELESS, INC., a Missouri corporation ("LaBarge Wireless") and CLAYCO CONSTRUCTION COMPANY, INC., a Missouri corporation ("Clayco" and, with LaBarge Wireless, the "Sellers"). The Buyer, Sellers and LaBarge are referred to collectively herein as the "Parties".

                                    RECITALS

         This Agreement contemplates a transaction in which the Buyer will purchase all of the Membership Interests of LaBarge Clayco Wireless L.L.C., a Missouri limited liability company (the "LLC").

         LaBarge Wireless holds 450,000 Units of Membership Interests in the LLC. Clayco holds 50,000 Units of Membership Interests in the LLC. Together, the Sellers own all of the Membership Interests of the LLC.

         LaBarge is the sole shareholder of LaBarge Wireless.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                    AGREEMENT

         1.       Definitions.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a).

         "Allocable Portion" means, with respect to the share of either Seller in a particular amount, 90% in the case of LaBarge Wireless and LaBarge and 10% in the case of Clayco.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Financial Statements" has the meaning set forth in ss.4(f) below.

         "Buyer Notes" has the meaning set forth in ss.2(b) below.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in ss.2(c) below.

         "Closing Date" has the meaning set forth in ss.2(c) below.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, including the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the business and affairs of the LLC that is not already generally available to the public.

         "Disclosure Schedule" has the meaning set forth in ss.3(B) below.

         "Employee Benefit Plan" means any (a) employee benefit plan described in ERISA ss.3(3), or Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program, (b) any bonus, pension, profit-sharing, incentive, deferred compensation, stock ownership, equity bonus, equity option, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, dental, severance, or other plan, agreement, arrangement or understanding providing benefits to any current or former employee, officer, member, or manager of the LLC or to which the LLC has any liability or obligation.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code ss.414.

         "Escrow Agreement" shall have the meaning set forth in Section 2(e).

         "Escrow Amount" means the aggregate face amount of the Over 90 Day Receivables, including accrued interest thereon, if applicable.

         "Financial Statement" has the meaning set forth in ss.3(B)(f) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, and applied on a consistent basis throughout the periods involved.

         "Indemnified Party" has the meaning set forth in ss.7(d) below.

         "Indemnifying Party" has the meaning set forth in ss.7(d) below.

         "Knowledge" means the best knowledge of the applicable Party after reasonable investigation.

         "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

         "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets, condition (financial or otherwise) of the LLC.

         "Member" has the meaning set forth in the preface above.

         "Membership Interest" means an equity interest in the LLC.

         "Most Recent Buyer Financial Statements" has the meaning set forth in ss.4(f) below.

         "Most Recent Financial Statements" has the meaning set forth in ss.3(B)(f) below.

         "Most Recent Fiscal Month End" has the meaning set forth in ss.3(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "Net Worth" means the value on the LLC's books of the LLC's total assets less the LLC's total liabilities calculated in accordance with GAAP; provided, however, that there will be no reserve for doubtful receivables.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Over 90 Day Receivables" means the LLC's accounts receivable which as of the Closing Date have remained outstanding for over 90 days, less $70,000.

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a limited liability company, an estate, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in ss.2(b) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings (which contested taxes have been disclosed to Buyer on ss.3(B)(j) of the Disclosure Schedule), or (c) purchase money liens and liens securing rental payments under capital lease arrangements which are existing as of the date hereof and have been disclosed to Buyer on ss.3(B)(d) of the Disclosure Schedule.

         "Sellers" has the meaning set forth in the preface above.

         "Services Agreement" shall have the meaning set forth in ss.6(a)(11).

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, franchise, sales, use, property, excise, payroll and other taxes, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

         "Third Party Claim" has the meaning set forth in ss.7(d) below.

         2.       Basic Transaction.

                  (a) Purchase and Sale of Membership Interests. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell, transfer, convey, and deliver to the Buyer, all of its Membership Interest in the LLC, constituting in the aggregate One Hundred Percent (100%) of the issued and outstanding Membership Interests in the LLC, for the consideration specified below in this ss.2.

                  (b) Purchase Price. The Buyer agrees to pay to the Sellers at the Closing $6 million (the "Purchase Price"), subject to adjustment as provided in Section 2(c), by delivery of (i) its promissory notes (the "Buyer Notes") in the form of Exhibit A attached hereto in the aggregate principal amount of $500,000 and (ii) cash in the aggregate amount of $5.5 million payable by wire transfer or delivery of other immediately available funds as follows: (A) the Escrow Amount to the Escrow Agent under the Escrow Agreement (as defined below), and (B) the remainder to Sellers. The Purchase Price shall be allocated between the Sellers in proportion to their respective Allocable Portions.

                  (c) Adjustment. An adjustment to the Purchase Price will be calculated and paid in accordance with the following provisions:

                      (i) Within sixty (60) days after the Closing Date, Sellers shall prepare a balance sheet as of the Closing Date in accordance with GAAP in a manner consistent with the LLC's past practices but excluding footnotes and other presentation items (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet will not include any reserves of a type or amount not historically used by the LLC. Buyer shall cause the LLC and its employees to cooperate with, and be available to, Sellers to prepare the Closing Date Balance Sheet. The cost of preparation of the Closing Balance Sheet will be paid by the LLC and accrued as an expense on the Closing Balance Sheet.

                      (ii) Sellers shall submit the Closing Date Balance Sheet to Buyer within sixty (60) days after the Closing Date. Buyer shall then have up to forty-five (45) days after the receipt of Sellers' proposed Closing Date Balance Sheet to review it with their certified public accountants, and each Party shall be given access to the other's workpapers and the other's accountants' workpapers for such purpose. Unless Buyer timely delivers to Sellers an Objection Notice pursuant to ss.2
                  (c)(iii), the Net

                  Worth value on the Closing Date shall be determined based upon the Closing Date Balance Sheet submitted by Sellers to Buyer.

                      (iii) If Buyer agrees with the proposed Closing Date
                  Balance Sheet prepared by Sellers, then the Parties shall execute the Closing Date Balance Sheet and proceed to make any payment required pursuant to ss.2(c)(v) below. If Buyer disagrees with the proposed Closing Date Balance Sheet prepared by Sellers, then Buyer shall deliver written notice ("Objection Notice") to Sellers objecting to the proposed Closing Date Balance Sheet. Such Objection Notice shall (i) be delivered within forty-five (45) days after Buyer receives the proposed Closing Date Balance Sheet, (ii) identify those items in the proposed Closing Date Balance Sheet to which Buyer objects, and (iii) state in reasonable detail the reasons for such objection. Any items contained in the proposed Closing Date Balance Sheet to which Buyer does not set forth an objection in such Objection Notice shall be deemed accepted by Buyer.

                      (iv) During the twenty (20) day period following delivery of the Objection Notice, each Party will deliver to the other Party any supporting documentation reasonably requested and necessary to verify the assets and liabilities categories on the proposed Closing Date Balance Sheet and calculate the LLC's Net Worth on the Closing Date Balance Sheet, and cooperate fully and in good faith to resolve any disputes they may have with respect to the proposed Closing Date Balance Sheet. If the Parties cannot agree on the proposed Closing Date Balance Sheet within such period, any such dispute will be resolved within thirty (30) days of submission by a Party of a request for binding determination by a mutually acceptable national accounting firm (the "Accounting Firm"). The Accounting Firm will calculate only those portions of the proposed Closing Date Balance Sheet that have not been agreed upon by the Parties and its calculation will be based solely on the books, records and other information relevant to the resolution of such disputes and available as of the Closing Date, which information shall be submitted or made available to the Accounting Firm by Sellers or Buyer. Any fees or expenses payable to the Accounting Firm will be shared as shall be determined by such Accounting Firm, taking into account the relative merits of the Parties' respective adjustment proposals.

                      (v) Upon the final determination of the Closing Date Balance Sheet and the related Net Worth of the LLC, whether such determination is made by agreement of the Parties or by the Accounting Firm in accordance with the foregoing, the Parties will proceed to calculate the adjustment to the Purchase Price as follows: If the Net Worth on the final Closing Date Balance Sheet is less than $1,325,000, then the Purchase Price will be decreased by the amount that Net Worth is less than $1,325,000. Such reduction will first be reflected by a reduction in the principal amount of the Buyer Notes and, if and to the extent the reduction exceeds $500,000, by a reduction in the cash portion of the Purchase Price and Sellers will deliver to Buyer the Buyer Notes and Buyer will, if applicable, issue to the Sellers new Buyer

                  Notes in the aggregate principal amount of $500,000 less the amount of such reduction. If the adjustment exceeds $500,000, Sellers will also deliver to Buyer cash in the amount of such excess. Such deliveries will be made within ten (10) days after such determination. The amount of the reduction in the Purchase Price will be allocated to the Sellers in their Allocable Portions

                  (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Armstrong Teasdale LLP in St. Louis, Missouri, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than June 30, 2000.

                  (e) Deliveries at the Closing. At the Closing, (i) the Sellers will each deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below; (ii) the Buyer will deliver to the Sellers the various assignments, certificates, instruments, and documents referred to in ss.6(b) below; (iii) the Buyer will deliver to the Sellers the Buyer Notes and cash in the aggregate amount of $5.5 million less the Escrow Amount; and (iv) Buyer will pay the Escrow Amount to a mutually acceptable escrow agent to be held and disbursed in accordance with an escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit B attached hereto.

         3.       Representations and Warranties of the Sellers.

                  (A) Representations Concerning the Sellers. Each of the Sellers and LaBarge severally represents and warrants to the Buyer that the statements contained in this ss.3(A) as to such Seller or LaBarge are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(A)).

                      (a) Organization of Sellers. Each of the Sellers and
                  LaBarge is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, operate and lease the properties and to carry on its business as such business is now being conducted.

                      (b) Authorization. Each Seller and LaBarge has full power
                  and authority to execute and deliver this Agreement, the Escrow Agreement and LaBarge has full power and authority to execute and deliver the Service Agreement ("Transaction Documents"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. The Transaction

                  Documents have been duly authorized by all necessary corporate actions of the Sellers and LaBarge, and constitute the valid and legally binding obligation of each Seller and LaBarge, enforceable in accordance with their terms and conditions.

                      (c) Noncontravention. Neither the execution and the
                  delivery of the Transaction Documents by each Seller and LaBarge, nor the performance by each Seller and LaBarge of its obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which each Seller is subject or any provision of its charter or bylaws, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which each Seller is a party or by which it is bound or to which any of its assets is subject, or (iii) result in the creation of any Security Interest on any of the Membership Interests. The Sellers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any third party in order for the Parties to consummate the transactions contemplated by this Agreement.

                      (d) Investment. Each Seller and LaBarge (i) understands
                  that the Buyer Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Buyer Notes solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is an accredited investor with knowledge and experience in business and financial matters, (iv) has received information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Notes and
                  (v) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Notes.

                      (e) Membership Interests.

                          (i) Each Seller is the lawful record and beneficial owner of its Allocable Portion of the Membership Interests, the Membership Interests will, at the Closing, be free and clear of any Security Interest, claim, charge, option, or restriction (on transferability or otherwise) whatsoever in law or in equity, and, upon consummation of the transactions contemplated hereby, Buyer shall be vested with lawful, valid and indefeasible title thereto, free and clear of any Security Interest, claim, charge, option, or restriction whatsoever.

                          (ii) All of the outstanding Membership Interests have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind outstanding to purchase or otherwise acquire from the LLC, or to cause the LLC to issue or purchase, any of its Membership Interests, or securities or obligations of any kind convertible into, exchangeable for or evidencing the right to acquire any Membership Interests.

                          (iii) The capital account of each Seller as of the
                      date of the Most Recent Fiscal Month End Financial Statements with respect to its Membership Interests is as set forth in ss.3(A)(e)(iii) of the Disclosure Schedule.

                  (B) Representations Concerning the LLC. The Sellers and LaBarge represent and warrant to the Buyer that the statements contained in this ss.3(B) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(B)), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3(B).

                      (a) Organization of the LLC.

                          (i) The LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of Missouri and has all requisite power and authority to own, operate and lease its properties and to carry on its business as such business is now being conducted. Except as disclosed on ss.3(B)(a) of the Disclosure Schedule, the LLC is duly qualified or licensed to transact business as a foreign limited liability company and is in good standing in all jurisdictions where its present activities require it to be so qualified, licensed or in good standing except where the failure to so qualify will not have a Material Adverse Effect. ss.3(B)(a) of the Disclosure Schedule contains a list of all jurisdictions in which the LLC is qualified or licensed to transact business as a foreign entity.

                          (ii) Complete and correct copies of the Articles of Organization of the LLC, and all amendments thereto, and of the Operating Agreement of the LLC, as amended, have been furnished to Buyer. The LLC is not in default in the performance, observation or fulfillment of its Articles of Organization or the Operating Agreement.

                           (b) Noncontravention. Neither the execution and the
                  delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the LLC is subject or any provision of the charter or Operating Agreement of the LLC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the LLC is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any Security Interest upon any of its assets. The LLC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or third party in order for the Parties to consummate the transactions contemplated by this Agreement.

                           (c) Brokers' Fees; Bonus or Stay Payments. Neither
                  the LLC nor the Members has any liability or obligation to pay any fees or commissions to any broker, finder, or agent (whether an employee or third party) with respect to the transactions contemplated by this Agreement for which the Buyer or LLC could become liable or obligated.

                           (d) Title to Assets. Section 3(B)(d) of the
                  Disclosure Schedule identifies all material vehicles, furniture, and equipment used in the business of the LLC and the LLC possesses all such assets. The LLC has good and marketable title to, or a valid leasehold or license interest in, all material tangible and intangible assets it uses regularly in the conduct of its business, free of any and all Security Interests, charges, assessments, conditional sales agreements, claims, encumbrances and rights of third parties of any kind or type whatsoever. The LLC owns or leases all tangible personal property and assets that it possesses and that are necessary for the conduct of its business as presently conducted and no such tangible personal property or assets are provided by any agreement with an affiliate. All items of the tangible personal property and assets owned or leased by the LLC are in good working condition, normal wear and tear excepted, to conduct the LLC's business as now conducted or proposed to be conducted.

                           (e) Subsidiaries. The LLC has no Subsidiaries and no
                  ownership, partnership, joint venture or other interest, of record or beneficially, in any other business or entity.

                           (f) Financial Statements. Attached hereto as Exhibit
                  C are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of operations, equity, and cash flow as of and for the fiscal years ended June 30, 1997, June 30, 1998, and June 30, 1999 for the LLC; and (ii) unaudited balance sheet and statement of income (the "Most Recent Financial Statements") as of and for the 11 months ended May 31, 2000 (the "Most Recent Fiscal Month End") for the LLC. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the LLC as of such dates and the results of operations of the LLC for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. There are no liabilities of the LLC, whether known, unknown, contingent or otherwise that are required by GAAP to be reflected on the Most Recent Financial Statements that are not accurately reflected in the Most Recent Financial Statements, except for trade payables, line of credit borrowings and other liabilities incurred in the ordinary course of business since the date of such statements.

                           (g) Events Subsequent to Most Recent Fiscal Month
                  End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in (i) the financial condition, business, assets, properties, (ii) damage, destruction or loss materially affecting the LLC, (iii) to the Knowledge of the Sellers or LaBarge based solely on conversations with management of the LLC, any actions by a competitor to the LLC's business which would adversely affect the financial position or market share of the LLC, or (iv) to the Knowledge of Sellers and LaBarge, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the results of operations or the business or financial condition of the LLC. Without limiting the generality of the foregoing, since that date the LLC has not engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

                           (h) Accounts Receivable; Prepaids. All accounts
                  receivable of LLC are (i) reflected properly on its books and records, (ii) valid receivables which were the result of bona fide transactions in the ordinary course of the LLC's business; provided, however, that no representation is made with respect to the Over 90 Day Receivables because they are covered by the Escrow Agreement. To the Knowledge of Sellers and LaBarge, based solely on conversations with management of the LLC, the LLC's receivables (including, without limitation, accounts receivable, loans receivable, notes, advances and receivables due from Affiliates) which are reflected properly on its books and records are valid receivables. All prepaid expenses which are included in the assets of the LLC represent bona fide prepayments made by the LLC.

                           (i) Legal Compliance. Section 3(B)(i) of the
                  Disclosure Schedule sets forth a true and complete list of material licenses, permits, certificates, approvals, bonds and other authorizations of governmental authorities (and all other Persons) held by the LLC, or employees of the LLC, as are necessary for the conduct of its business (the

                  "Business Licenses"). Each Business License is valid and in full force and effect in accordance with its terms. The LLC, or the employee of the LLC as the case may be, has all Business Licenses required to carry on the business as now conducted by it and to own and operate the business as now owned and operated by it. The LLC, or the employee of the LLC as the case may be, is in material compliance with the terms of each Business License and has not received any notice or claim pertaining to the failure to obtain, or the breach or violation of the terms of, any such Business License. Neither the LLC nor the Sellers has received any notice of any proceeding or investigation likely to result in the suspension or revocation of any such authorization. The LLC has complied and is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and neither Sellers nor the LLC has received any notice of any claimed violation.

                           (j) Tax Matters.

                               (i)   The LLC has filed, when due, all Tax
                           Returns that it was required to file, no filing extensions for any Tax Returns are presently outstanding, and the LLC has paid and discharged in full all Taxes when due (whether or not shown on any Tax Return).

                               (ii) ss.3(B)(j) of the Disclosure Schedule lists Tax Returns filed with respect to the LLC for taxable periods ended on or after June 30, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit or to the LLC's or Sellers' Knowledge proposed to be audited by the Internal Revenue Service or any applicable State tax authority. The LLC has delivered to the Buyer correct and complete copies of all federal Tax Returns and examination reports.

                               (iii) The Sellers have not waived, and have not
                           been requested to waive, any statute of limitations in respect of the LLC's Taxes.

                               (iv) All Taxes that the LLC or any Subsidiary is or was required to withhold or collect have been duly and timely withheld or collected and, to the extent required by law, have been paid to the proper governmental body or other authority or entity.

                               (v)   The LLC is not a party to any Tax
                           allocation or sharing agreement.

                               (vi)   The LLC has not been a member of an
                           Affiliated Group filing a consolidated federal Tax Return.

                               (vii) There are no Taxes of LLC or deficiencies
                           in Taxes or claims for Taxes against LLC for any taxable period that could become a liability of, or which could be assessed against or collected from, Buyer as a result of or after the transfer contemplated by this Agreement.

                           (k) Real Property.

                               (i)   The LLC owns no real property.

                               (ii) ss.3(B)(k)(ii) of the Disclosure Schedule lists all real property leased or subleased to the LLC. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in ss.3(B)(k)(ii) of the Disclosure Schedule (as amended to date). Each lease and sublease listed in ss.3(k)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition or operations of the LLC. Except as set forth in Schedule 3(K)(ii), there are no facts or conditions affecting any of the Leased Real Property which would, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied and operated. With respect to any Leased Real Property, and any material buildings, structures and improvements located thereon or therein, such buildings, fixtures and improvements, and the present use thereof, comply in all material respects with all known zoning laws, ordinances and regulations of the government or other authorities having jurisdiction thereof, including provisions relating to permissible nonconforming uses, if any, and such premises are not affected or threatened by any condemnation or eminent domain proceeding. The LLC is not in default and has not received written notice of default under any such lease, and to the Knowledge of the Sellers and LaBarge, there has been no default thereunder by any third party.

                           (l) Intellectual Property. ss.3(B)(l) of the
                  Disclosure Schedule identifies each patent, trademark, service mark, domain name, trade name and copyright, and United States or foreign registrations and applications for registration of any of them, and any other similar intellectual property rights, used by the LLC in its business, and identifies each license, agreement, or other permission which the LLC has granted to any third party with respect to any of its intellectual property. The LLC owns or has the legal right to use, pursuant to one or more written agreements, a true and complete copy of which has been delivered to Buyer, all such intellectual property, and, has the right to use such intellectual property without infringing on the rights or intellectual property of any third party. No other Persons possess any license, sublease or other right to use any intellectual property owned by the LLC. All intellectual property created by employees or independent contractors of the LLC, in which equipment, supplies, facilities, or trade secret information of the LLC was used or was developed while in the employment of the LLC and either relates to the LLC's business or to the LLC's anticipated research or development, has been assigned to the LLC. No royalties or fees are payable by the LLC to any party by reason of the use by the LLC of any of such intellectual property. The LLC has not received any claims that it or its products or services have infringed the Intellectual Property rights of others, and neither the LLC, Sellers or LaBarge are aware of any infringement by others of the LLC's intellectual property.

                           (m) Contracts.

                               (i) ss.3(B)(m) of the Disclosure Schedule lists the following written or oral contracts and agreements to which the LLC is a party (the "Material Contracts"):

                                     (A) all loan agreements, indentures,
                               mortgages, security agreements, notes,
                               installment obligations, capital leases, or other instruments relating to the borrowing of money (or guarantees thereof);

                                     (B) all contracts, involving consideration
                               in excess of $50,000 or which have a term in excess of one (1) year;

                                     (C) all leases of real property and of
                               material personal property;

                                     (D) all contracts limiting the ability of
                               LLC to conduct its business or to otherwise compete in its business, including as to manner or place, or limiting the ability of any Person to compete with the LLC;

                                     (E) all contracts providing for the
                               extension of credit to the extent not consistent with Sellers' normal credit practices;

                                     (F) all acquisition, disposition, merger,
                               joint venture, "partnering" and similar
                               agreements or understandings;

                                     (G) all collective bargaining agreements,
                               employment, consulting, non-competition and retainer agreements, and Employee Benefit Plans;

                                     (H) all agreements between the Sellers or
                               any affiliates and the LLC, or any of the Sellers or Affiliates relating to the LLC; and

                                     (I) all other contracts or arrangements,
                               without regard to monetary amount, which were not entered into by the LLC in the ordinary course of business or which is material to the business of the LLC.

                           The LLC has made available to the Buyer a correct and complete copy of each contract or other agreement listed in ss.3(B)(m) of the Disclosure Schedule (as amended to date) other than the original Revolving Credit Agreement with Mercantile Bank N.A.

                               (ii) Each Material Contract ("Contracts") (i) was entered into in the ordinary course of the LLC's business, is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms; (ii) neither the LLC nor any other party is in breach of or default under any of the Contracts and has not received any written notice or claim of any such breach or default from any party; and (iii) no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, could constitute or result in any such breach or default by the LLC or any other party under any of the Contracts.

                           (n) Bank Accounts; Powers of Attorney. ss.3(B)(n) of
                  the Disclosure Schedule sets forth a true and complete list of
                  (a) all accounts and credit arrangements maintained by the LLC and all persons authorized to sign or act on behalf of the LLC with respect thereto, and all safe deposit boxes and other similar custodial arrangements, and (b) the names of all persons holdings powers of attorney from the LLC or otherwise authorized to act on behalf of the LLC with respect to any matters and a summary of the terms thereof.

                           (o) Litigation. Except as set forth in ss.3(B)(o) of
                  the Disclosure Schedule, the LLC (i) is not subject to any outstanding award, arbitration decision, injunction, judgment, order, decree, ruling, claim or charge, and (ii) is not a party nor, to the Knowledge of Sellers or LaBarge, has it been threatened with, any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or any arbitration or mediation panel or service.

                           (p) Employees.

                               (i) Schedule 3(B)(p)(i) sets forth a true and complete list of the name, title, current location and base salary or hourly rate of every employee of the LLC, including employees on personal, military, family, educational or medical leave, employees receiving sickness disability benefits or occupational, illness and injury benefits, and employees on long-term disability as of the date of this Agreement, together with a statement of the basis, amount and nature of any other remuneration, whether in cash or kind, paid to each such employee during the current fiscal year or accrued for or payable to each such employee in the future, and the basis for accrual and amount of all vacation and severance benefits to which such employee was entitled as of the Most Recent Fiscal Month End.

                               (ii) Except as set forth on Schedule 3(B)(p)(ii):

                                    (A) The LLC is not a party to or bound by
                               any oral or written understanding, commitment, employment agreement or any collective bargaining agreement with respect to any of its employees; nor any oral or written understanding commitment or contract between the LLC and any independent contractor or consultant;

                                    (B) There is not pending or, to the Sellers'
                               and the LLC's Knowledge, threatened any strike, walkout or other work stoppage or any union organizing effort relating to the LLC employees;

                                    (C) With respect to its employees, the LLC
                               is in compliance with all Federal and state laws with respect to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there is no unfair labor practice complaint against the LLC with respect to any of its employees pending before any governmental authority;

                                    (D) The LLC is not a party to any collective
                               bargaining agreement and there is no union organizing claim pending with respect to the LLC's employees. No organized labor representation question exists respecting the LLC employees, and no grievance or any arbitration proceeding is pending and no claim therefor exists or to the Sellers' Knowledge is threatened with respect to such employees;

                                    (E) The LLC has not experienced any labor
                               strike, stoppage, slowdown, concerted labor activity, or other material labor difficulty during the last three years and to the Knowledge of Sellers, none of the above is threatened;

                                    (F) There are no pending (or, to Sellers'
                               Knowledge, threatened) lawsuits, disputes, controversies, claims, administrative actions, charges or proceedings of any kind by or with employees or former employees of the LLC, including but not limited to:

                                        (1) overtime pay, other than overtime
                                    pay for the current payroll period;

                                        (2) wages or salary for any period other
                                    than the current payroll period;

                                        (3) vacation, time off or pay in lieu of
                                    vacation or time off, or other than that earned with respect to the current fiscal year; or

                                        (4) any violation of any law relating to
                                    minimum wages or maximum hours of work; or

                                        (5) matters related to employee
                                    benefits, workers' compensation, approved leave of absence matters, or equal employment;

                                        (6) violation of any federal, state or
                                    local anti-discrimination statute, breach of the terms of employment or wrongful discharge, whether arising under any contract (oral or written) or statute, or any tort.

                                    (G) Except as set forth on Schedule
                               3(B)(p)(G), the LLC has no outstanding commitment or agreement to effect any general or specific wage or salary increase for any of its employees, has not increased the salary or wages or granted or agreed to grant any Bonuses or other additional compensation of any employees since the date of the Most Recent Financial Statements, and has no plan or outstanding commitment to implement or amend any Employee Benefit Plan.

                                    (H) Except for persons hired on a
                               short-term, temporary basis, none of the persons employed in the LLC's business is provided to the LLC under contract with a third party.

                                    (I) The LLC is not in violation of the
                               Americans with Disabilities Act of 1990 or any law, regulation or order relating to employment discrimination, harassment or occupational safety, nor has the LLC received any unresolved complaint from any Federal or state agency or regulatory body alleging violations of any such laws or regulations, nor is Seller implementing any orders or consent decrees remedying any such prior violation.

                           (q) Employee Benefits.

                                    (i)     ss.3(B)(q)(i) of the Disclosure
                           Schedule lists each Employee Benefit Plan that the LLC maintains or to which the LLC contributes or has any obligation or liability to contribute.

                                            (A)      Except as described in
                                    ss.3(B)(a)(i) of the Disclosure Schedule, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                                            (B)      As of the Closing Date, all
                                    contributions (including all employer
                                    contributions and employee salary reduction contributions but not including payments under the LLC's vacation plan for accrued but unused vacation time) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                                            (C)      Each such Employee Benefit
                                    Plan which is an Employee Pension Benefit
                                    Plan and which is intended to be qualified under Code ss.401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code ss.401(a).

                                            (D)      Neither the LLC nor any
                                    ERISA Affiliate maintains any Employee
                                    Pension Benefit Pan (other than a
                                    Multiemployer Plan) which is subject to
                                    Title IV of ERISA.

                                            (E)      The LLC has delivered to
                                    the Buyer, if applicable, correct and
                                    complete copies of the plan documents and summary plan descriptions, written summaries of each unwritten Employee Benefit Plan, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, employee handbooks and other funding agreements which implement each such Employee Benefit Plan.

                                    (ii)    With respect to each Employee
                           Benefit Plan that the LLC or any ERISA Affiliate maintains or has maintained during the prior six years or to which any of them contributes, or has been required to contribute during the prior six years:

                                            (A)      No action, suit,
                                    proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) has been asserted, or to Sellers' Knowledge is currently threatened.

                                            (B) Neither the LLC nor any ERISA
                                    Affiliate has incurred any liability under Title IV of ERISA (including any withdrawal liability under a Multiemployer Plan) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                                            (C) Except as set forth in
                                    ss.3(B)(q)(ii), the LLC has no liability
                                    (contingent or otherwise) with respect to any terminated Employee Benefit Plan.

                                    (iii) The LLC has no obligation to provide
                           post-retirement medical or life insurance benefits to its employees.

                                    (iv) The consummation of the transactions
                           contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, member or director of the LLC (whether current, former, or retired) or their beneficiaries solely by reason of such transactions.

                           (r) Environmental, Health, and Safety Matters.

                                    (i) The LLC is in compliance with all
                           Environmental, Health, and Safety Requirements.

                                    (ii) The LLC has obtained and complied in
                           all material respects with, and is in compliance in all material respects, with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in ss.3(B)(r)(ii) of the Disclosure Schedule.

                                    (iii) The LLC has not treated, stored,
                           disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance (as defined under any Environmental, Health, and Safety Requirements), or owned or operated any property or facility in a manner that has given or would give rise to liabilities under Environmental, Health, and Safety Requirements, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorneys' fees.

                                    (iv) The LLC has not received any written
                           notice report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the LLC or its facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of the LLC.

                                    (v) The execution and delivery of this
                           Agreement will not result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                                    (vi) The LLC has not expressly assumed or
                           undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements.

                                    (vii) No facts, events or conditions
                           relating to the present facilities, properties or operations of the LLC will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation, any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                                    (viii) The LLC and any facilities operated
                           by the LLC are not subject to, and have not been subject to, any administrative or judicial proceedings, or any investigations of which the LLC has notice, pursuant to any Environmental Health, and Safety Requirements.

                           (s) Insurance. All of the insurable assets of the LLC
                  are insured for the benefit of the LLC against loss or damage by theft, fire and all other hazards and risks of a character and in amounts usually insured against by persons operating similar properties in the localities where such properties are located, under valid and enforceable policies issued by insurance carriers of substantial assets. A list of all of insurance policies of the LLC, indicating carriers, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage, is set forth in ss.3(B)(s) of the Disclosure Schedules. All such policies of insurance are in full force and effect on the date hereof, and shall remain in full force and effect through the Closing Date in accordance with their terms. Neither the LLC, the Sellers nor LaBarge has received notice of termination of any such policies.

                           (t) Warranties. Except for LLC's standard warranties
                  as set forth on the Disclosure Schedule, neither LLC nor any predecessor has given any warranty in respect of goods or services supplied or agreed to be supplied by it.

                           (u) Solvency. No order has been made, petition
                  presented or resolution passed for the winding up (or other process whereby the business is terminated and the assets of the LLC are distributed among its creditors and/or members) of LLC. There are no cases or proceedings pending under any applicable insolvency, reorganization or similar law in any jurisdiction concerning LLC, and no circumstances exist which, under applicable laws, would justify any such cases or proceedings. No receiver or trustee has been appointed with respect to all or any portion of LLC's business or assets. LLC has not stopped paying its debts as they fall due. No distress, execution of other process has been levied on any asset of LLC. LLC has capital sufficient to carry on its business and all businesses in which it is about to engage.

                           (v) Customers and Suppliers. Since January 1, 2000,
                  no customer, client, subcontractor or supplier of Seller has:
                  (a) stopped or indicated an intention to stop, trading with or supplying LLC, (b) reduced, or indicated an intention to change, substantially the terms on which it is prepared to trade with or supply LLC (other than normal price and quota changes). To Sellers' Knowledge based solely on conversations with management of the LLC, no customer, client, subcontractor, or supplier of LLC is likely to, as a result of the transactions contemplated hereby: (i) not trade with or supply Buyer, (ii) reduce substantially its trading with or provision of services or supplies to Buyer, as compared to LLC, or (iii) change the terms on which it is prepared to trade with or supply Buyer (other than normal price and quota changes), as compared to LLC.

                           (w) Absence of Certain Changes. Except as set forth
                  on Schedule 3(B)(w) Disclosure Schedule, since the date of the Most Recent Financial Statement, the business has been conducted in the ordinary course, and LLC has not:

                                (A) amended its Articles of Association, By-laws
                           or other organizational documents;

                                (B) declared, paid or made any dividend or other
                           distribution or payment in respect of shares of its equity interests or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any shares of its equity interests;

                                    (C) except for normal increases in
                           compensation and benefits based on periodic reviews of individuals and consistent with its past practices
                           (i) made any increase in the compensation or benefits payable or to become payable by it to any director, officer or employee, (ii) made any material amendment to its Employee Plans, (iii) established any new Employee Plans, or (iv) entered into any employment agreement or other contract or arrangement (whether written or oral) with respect to the performance of personal services;

                                    (D) made any investment of a capital nature
                           in excess of $5,000 individually or $25,000 in the aggregate;

                                    (E) entered into, amended, sought a waiver
                           or extension under or terminated any Material Agreement or engaged in any transaction, in each case, that is not in the normal course of business and consistent with past practices, or defaulted under any Material Agreement;

                                    (F) created, incurred, assumed or guaranteed
                           any liability or obligation for borrowed money;

                                    (G) sold, transferred, leased to others,
                           granted or suffered Security Interest against or otherwise disposed of any of its material assets, except for Inventory sold in the ordinary course of business and items of obsolete equipment no longer used or useful in the Business;

                                    (H) received any notice of termination of
                           any contract, lease or other agreement, which termination has had or could reasonably be expected to have a Material Adverse Effect;

                                    (I) suffered any damage, destruction or loss
                           (whether or not covered by insurance) which, in any one case or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                                    (J) encountered (i) any labor union
                           organizing activity or had any actual or threatened employee strikes, work-stoppages, slow-downs or lock-outs or (ii) any significant deterioration in its relationships with employees;

                                    (K) suffered any other change or event that,
                           individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

                                    (L) made any loan to or guarantee or
                           assumption of any loan or obligation on behalf of any Member, director, officer or employee of LLC or any associate of any of the foregoing;

                                    (M) made any change in its accounting
                           principles, methods or practices or in the manner it keeps its books and records or any change of its current practices with regards to sales, receivables, payables or accrued expenses;

                                    (N) entered into or amended any contract or
                           other arrangement between LLC any of its officers, directors, stockholders or Affiliates;

                                    (O) made any payment, discharge or
                           satisfaction of any Liabilities of Seller, other than payments, discharges or satisfactions in the Ordinary Course of Business and consistent with past practices;

                                    (P) experienced any change in ownership of
                           its Membership Interests; or entered into any agreement or made any commitment to take any of the types of actions described in or which would result in the consequences described in clauses (A)-(P).

                           (x) Related Party Transactions Except as set forth on
                  the ss.3(B)(x) Disclosure Schedule, none of (i) LLC, (ii) any member of LLC or any Affiliate of any such member or any Associate of any such member or Affiliate or (iii) any officer or director of LLC (or any immediate family member of any such officer or director) or any Affiliate or Associate of the foregoing:

                               (A) now has or at any time subsequent to the date
                           of the Most Recent Financial Statement had, either directly or indirectly, an equity or debt interest in any Person (except for LLC) which furnishes or sells, or during such period furnished or sold, services or products to LLC, or purchases, or during such period purchased, from LLC any goods or services, or otherwise does, or during such period did, business with LLC, or

                               (B) now has or was a party to any contract,
                           commitment or agreement to which LLC is, or during such period was, a party or under which any of them is or was obligated or bound or to which any of their properties may be or may have been subject, or

                               (C) has any direct or indirect ownership or other
                           interest in any of the assets used or useful in the business..

                           (y) Books and Records.

                                    (A) Except for those systems covered by the
                           Services Agreement, none of the records, systems, data or information of LLC is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process computerized or not) which are not under the exclusive ownership and direct control of LLC.

                                    (B) The books of account, and other records
                           of LLC, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

                           (z) Material Disclosures. No statement,
                  representation or warranty made by LLC or the Parties in this Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder, contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are or will be made, not misleading.

                  (aa) Contributions and Payments. Neither the LLC, Sellers nor LaBarge, nor, to the Knowledge of Sellers or LaBarge, any of their representatives acting on their behalf, (i) has made or agreed to make any contributions, payments, or gifts of cash or other property to any finder, customer, client, subcontractor, vendor, agent, government official or other Person, in the United States or any other country, where either the payment or the purpose of such contribution, payment or gift was illegal under any federal, state, local or foreign law;
         (ii) has made, promised, accepted or received any bribe or kickback, contract awarding fee, developer fee, or any unlawful contributions, payments, gifts or expenditures; or (iii) has established or maintained any unrecorded fund or asset for any purposes or has made any false or artificial entries on any of the LLC's books for any reason.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers and to LaBarge that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

            (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

                  (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or LaBarge could become liable or obligated. Buyer is obligated to pay a fee to Communications Equity Associates, but Sellers and LaBarge are not responsible therefor.

                  (e) Financing. Buyer has and will have at Closing sufficient cash to pay the cash portion of the Purchase Price in accordance with the terms of this Agreement and all other payments required to be made by it hereunder.

                  (f) Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively, the "Buyer Financial Statements") of the Buyer: unaudited consolidated balance sheet as of May 31, 2000 and the consolidated statements of income, cash flows and stockholders' equity for the five months then ended. The Buyer Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Buyer as of such dates and the results of operations of the Buyer for such periods; provided, however, that the Buyer Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

         5.       Covenants.  The Parties agree as follows:

                  (a) General. Each of the Parties will use its reasonable commercial efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

                  (b) Notices and Consents. The Sellers will give any notices to third parties, and the Sellers will use their reasonable commercial efforts to obtain any third party consents that are required in connection with the consummation of the transaction by Sellers. Each of the Parties will give any notices to, make any filings with, and use its reasonable commercial efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(B)(b) and ss.4(c) above.

                  (c) Operation of Business. Prior to the Closing, the LLC will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business including but not limited to the matters set forth in ss.3(B)(w) above.

                  (d) Full Access; Confidential Information. Prior to the closing, the Sellers will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the LLC, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the LLC. The Buyer will treat and hold as such any Confidential Information it receives from the Sellers or the LLC in the course of the reviews contemplated by this ss.5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers all tangible embodiments (and all copies) of the Confidential Information which are in its possession; provided, however, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Sellers or their affiliates or their respective employees, officers, directors, shareholders, outside advisors, agents, affiliates and representatives, so long as such information is not made public by such other party in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by applicable law, provided Sellers immediately give Buyer notice of any request or demand for such information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communication concerning the request or demand or (iii) any information that is required to be disclosed by Sellers in connection the enforcement of this Agreement.

                  (e) Exclusivity. The Sellers will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Membership Interest or assets of the LLC (including any acquisition structured as a merger, consolidation, or equity exchange); provided, however, that the Sellers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

                  (f) Treatment of Over 90 Day Receivables. After the Closing, each payment received by Buyer from a person or entity whose account receivable is included among the Over 90 Day Receivables will be applied by Buyer to such person or entity's Over 90 Day Receivable until it is paid in full. Buyer will use reasonable due diligence to collect each of the Over 90 Day Receivables. On the 120th day after the Closing Date, Buyer shall collect from the Escrow Amount the then unpaid balance of the Over 90 Day Receivables in accordance with the Escrow Agreement and assign such unpaid Over 90 Day Receivables to Sellers, and direct that the remaining portion of the Escrow Amount be disbursed to Sellers.

                  (g) Maintenance and Access to Records. Buyer shall retain for a period of six years all records of the LLC. Buyer shall provide representatives of the Sellers and their respective successors and assigns access to such records upon reasonable notice and at reasonable times at Sellers' expense.

                  (h) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.7 below).

                  (i) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the LLC, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.7 below).

                  (j) Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, none of the Sellers will engage in the United States, directly or indirectly, on its behalf or on the behalf of any other Person, or as a shareholder, independent contractor, partner, principal, or controlling person of an entity or in any other capacity, in the business of construction, construction management, and engineering services for cell sites in the wireless and telecommunications industries, or in the business of network engineering or network design services of wireless and telecommunication networks; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporations shall be deemed to engage solely by reason thereof in such business. In addition, none of the Sellers will for a period of three (3) years solicit for hire or hire any employees of the Buyer or the LLC. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.5(j) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision with a term or provision, and that this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (k) Buyer Notes. Each Buyer Note will be imprinted with a legend substantially in the following form:

                      Neither this Note nor the securities issuable upon the conversion hereof have been registered under the Securities Act of 1933, as amended, or the securities laws of any state. They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said act or securities laws or an opinion of counsel satisfactory to the Company that such registration is not required.

                  (l) Employee Matters. Buyer shall cause the LLC to continue to provide medical benefit coverage for its employees and dependants of such employees so that the Sellers will have no liability to provide continuation coverage under COBRA for such employees and/or their dependants.

                  (m) Confidentiality. Following the Closing, Sellers and LaBarge will, and will cause their employees, officers, directors, shareholders, outside advisors, agents, affiliates and representatives to, treat all Confidential Information of the LLC confidentially and with commercially reasonable care and discretion, and will not use or disclose any such information to third parties; provided, however, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Sellers or their affiliates or their respective employees, officers, directors, shareholders, outside advisors, agents, affiliates and representatives, so long as such information is not made public by such other party in breach of a confidentiality obligation, (ii) information that may be required to be disclosed by applicable law, provided Sellers immediately give Buyer notice of any request or demand for such information upon receipt of such request or demand, along with a copy of any written correspondence, pleading or other communication concerning the request or demand, (iii) any information that is required to be disclosed by Sellers in connection with the enforcement of this Agreement or (iv) any information required by federal securities laws to be discussed by LaBarge.

                  (n) Payment of Bonuses. Buyer will, on or before July 31, 2000, pay or cause the LLC to pay bonuses accrued and reflected on the Closing Balance Sheet in amounts and to the employees of the LLC listed on Schedule 3(B)(p)(G) hereto.

                  (o) Change of Name; Use of Name. Within ten business days after the Closing, Buyer will cause the LLC to file with the Secretary of State of Missouri an amendment to the LLC's Articles of Association changing the LLC's name to a name that does not include the word "LaBarge" or "Clayco." For a period of 120 days after the Closing, the LLC may use the name "LaBarge Clayco Wireless" so long as the LLC first files with the Secretary of State of Missouri a fictitious name registration indicating that the LLC is doing business as LaBarge Clayco Wireless. Until the first anniversary of the Closing Date, the LLC may, in conjunction with the use of its new name, include the language "formerly LaBarge Clayco Wireless." In no event will Buyer or the LLC use the name "LaBarge" or "Clayco" except during the periods and in the ways authorized by this ss.5(n). Following the Closing, the Buyer will not, and will cause the LLC not to indicate to any third party that the Buyer or the LLC is in any way affiliated with LaBarge or Clayco.

                  (p) Closing Tax Return. Sellers will prepare and file a final federal income tax return for the LLC through the Closing Date and provide a copy of such return to the Buyer.

         6.       Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, any of which may be waived in whole or in part by Buyer in its sole discretion:

                           (i) the representations and warranties set forth
                  in ss.3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) each Seller shall have fully performed and
                  complied with all of its covenants, agreements and conditions hereunder in all material respects through the Closing;

                           (iii) there shall not be any claim, action,
                  investigation, proceeding, injunction, judgment, order, decree, ruling, or charge in effect which, if adversely determined, might (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) result in the payment of substantial damages by Buyer as a result of the transactions contemplated hereby, (c) materially and adversely affect the business or assets of the LLC or (d) materially affect Buyer's rights with respect to the Membership Interests subsequent to the Closing Date;

                           (iv) the Sellers shall have delivered to the Buyer a
                  certificate to the effect that each of the conditions specified above in ss.6(a)(i)-(iii) is satisfied in all respects;

                           (v) the Buyer (or the LLC) and Paul Giacoletto shall
                  have entered into an employment agreement in form and substance as set forth in Exhibit E attached hereto and the same shall be in full force and effect;

                           (vi) the Buyer shall have received from counsel to
                  the Sellers an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer, and dated before or as of the Closing Date;

                           (vii) the Buyer and the Sellers shall have signed the
                  Escrow Agreement attached here to as Exhibit B;

                           (viii) there shall have been no material change in
                  the business, results of operations or financial condition of the LLC since April 30, 2000;

                           (ix) Buyer shall have received any consents of third
                  parties, and any authorizations, orders, grants, consents, permits and approvals of all relevant governmental authorities, required in connection with the consummation of the transactions contemplated under this Agreement, without the imposition of any materially burdensome conditions or restrictions, which consents shall continue to be in full force and effect on the Closing Date;

                           (x) Buyer shall have received the resignations of
                  Craig E. LaBarge, Thomas Hubbard, Robert G. Clark and Michael Murphy, as managers of the LLC;

                           (xi) Buyer shall have received such bills of sale or
                  other assignment documents reasonably acceptable to Buyer for the transfer of Membership Interests;

                           (xii) Sellers, Buyer and the LLC shall have entered
                  into a services agreement (the "Services Agreement") in the form attached as Exhibit H, providing for provision of employee benefit, payroll and other services by LaBarge to the LLC and providing for the transfer of assets funding the accounts of the LLC employees under the LaBarge Retirement Action Plan to a plan, described in Code ss.401(k), to be established by the LLC for such employees for the period of time specified in the Agreement.

                           (xiii) all actions to be taken by the Sellers in
                  connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

                           (xiv) Buyer shall have completed to its reasonable
                  satisfaction a due diligence review of the LLC;

                           (xv) To the extent there are any assets or files of
                  the LLC, including but not limited to files regarding employee of the LLC, in the possession of Sellers or LaBarge, Sellers or LaBarge, as the case may be, shall have delivered possession of such assets or files to Buyer;

                           (xvi) Sellers shall have delivered to Buyer lien
                  searches from St. Louis County, Missouri and the Missouri Secretary of State dated as of a date not more than twenty
                  (20) business days prior to the Closing Date and showing no Uniform Commercial Code, judgment, tax or other lien filings against the LLC, other than security interests or other filings which will be released at closing; and

                           (xvii) Sellers shall have delivered to the Buyer a
                  certified copy of the resolution the Board of Directors of each of the Sellers authorizing the execution of this Agreement and the consummation of the transactions described herein.

         The Buyer may waive any condition specified in this ss.6(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, any of which may be waived in whole or in part by the Sellers in their sole discretion:

                           (i) the representations and warranties set forth
                  in ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Buyer shall have fully performed and
                  complied with all of its covenants, agreements and conditions hereunder in all material respects through the Closing;

                           (iii) there shall not be any claim, action,
                  investigation, proceeding, injunction, judgment, order, decree, ruling, or charge in effect which, if adversely determined, might (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) result in the payment of substantial damages by Sellers as a result of the transactions contemplated hereby, (c) materially and adversely affect the business or assets of the LLC or (d) materially affect Buyer's rights with respect to the Membership Interests subsequent to the Closing Date;

                           (iv) the Buyer shall have delivered to the Sellers a
                  certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iii) is satisfied in all respects;

                           (v) the Buyer (or the LLC) and Paul Giacoletto shall have entered into an employment agreement in form and substance as set forth in Exhibit E attached hereto and the same shall be in full force and effect;

                           (vi) LaBarge shall have been released from its guarantee of the LLC's borrowings under its line of credit;

                           (vii) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Sellers, and dated before or as of the Closing Date;

                           (viii) the Buyer and the Sellers shall have signed
                  the Escrow Agreement attached hereto as Exhibit B;

                           (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers; and

                           (x) Buyer shall deliver to the Sellers a certified copy of the resolution of the Board of Directors of Buyer authorizing the execution of this Agreement and the consummation of the transactions described herein.

         The Sellers may waive any condition specified in this ss.6(b) if they execute a writing so stating at or prior to the Closing.

         7.       Remedies for Breaches of this Agreement.

                  (a) Survival of Representations and Warranties. All of the representations, warranties, covenant, obligations and agreements of the LLC, Sellers or LaBarge contained in ss.3(B)(f)-(i), ss.3(B)(k)-(q) and ss.3(B)(s)-(aa) of this Agreement shall survive the Closing and continue in full force and effect for a period of one eighteen (18) months thereafter, unless Sellers, the LLC or LaBarge knew or had reason to know of a misrepresentation or breach of warranty, in which case such representation or warranty shall survive the Closing and continue in full force and effect forever (subject to any applicable statutes of limitations). All of the other representations and warranties of the Buyer and the Sellers, contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

                  (b) Indemnification Provisions for Benefit of the Buyer. Sellers (and LaBarge with respect to LaBarge Wireless) shall severally indemnify and hold harmless Buyer and its Affiliates (collectively, the "Buyer Indemnitees") from its Allocable Portion of any and all Adverse Consequences arising out of or relating to:

                           (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Sellers or LaBarge in this Agreement or any other document in connection with the transactions contemplated hereby;

                           (ii) any breach by the Sellers or LaBarge of any covenant or agreement to be performed by Sellers or LaBarge hereunder after the Closing or the failure of Sellers or LaBarge to fulfill any obligation to be fulfilled by Sellers or LaBarge hereunder after the Closing;

                           (iii) any claim brought by any person relating to claims with respect to or transactions in the Membership Interests of the LLC occurring prior to the Closing Date, including, but not limited to, claims for breach of any federal or state securities laws; and

                           (iv) any claim brought by any Person relating to the matter disclosed on ss.3(B)(r) of the Disclosure Schedule.

                  (c) Buyer's Agreement to Indemnify. Buyer shall indemnify and hold harmless Sellers and their Affiliates (collectively, the "Seller Indemnitees") from any and all Adverse Consequences arising out of or relating to any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement.

                  (d) Limitations.

                           (i) Notwithstanding anything herein to the contrary, the Sellers and LaBarge shall not have any obligation to indemnify the Buyer with respect to the breach of the representations or warranties of the Sellers and LaBarge contained in ss.3(B)(f)-(i), ss.3(B)(k)-(q) and 3(B)(s)-(aa) of this Agreement (other than a knowing breach):
                  (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of an aggregate deductible equal to the sum of $50,000 plus the amount (if any) by which the LLC's Net Worth reflected on the Closing Balance Sheet exceeds $1,325,000 (after which point the Sellers and LaBarge will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of all such breaches exceeds a $1 million aggregate ceiling (after which point the Sellers and LaBarge will have no obligation to indemnify the Buyer from and against further such Adverse Consequences); and Clayco's maximum aggregate obligation to indemnify Buyer shall not exceed 10% of such Adverse Consequences (not more than $100,000 in the aggregate) and LaBarge and LaBarge Wireless' maximum obligation to indemnify Buyer shall not exceed 90% of such Adverse Consequences (not more than $900,000 in the aggregate).

                           (ii) Notwithstanding anything herein to the contrary, Buyer shall not have any obligation to indemnify the Sellers or LaBarge with respect to a breach of any representation or warranty of the Buyer in ss.4(c) or (f) of this Agreement (other than a knowing breach): (A) until Sellers and LaBarge have suffered Adverse Consequences by reason of all such breaches in excess of $50,000 (after which point Buyer will be obligated only to indemnify the Sellers and LaBarge from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Sellers and LaBarge have suffered by reason of all such breaches exceeds a $1 million aggregate ceiling (after which point the Buyer will have no obligation to indemnify the Sellers and LaBarge from and against further such Adverse Consequences).

                           (iii) With respect to claims for indemnification with respect to matters for which there is a limited survival period, such claim must be brought within the survival period and the indemnification shall extend to all Adverse Consequences arising out of such claim, whether it arises before or after such survival date.

                  (e)      Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing. The failure of such Indemnified Party to give notice of any claim for indemnification promptly shall not adversely affect such Indemnified Party's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim.

                           (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                           (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in ss.7(e)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

                           (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

                  (f) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this ss.7. All indemnification payments under this ss.7 shall be deemed adjustments to the Purchase Price.

                  (g) Application First to Buyer Notes. Indemnification obligations of Sellers hereunder shall first be applied to a reduction of principal and accrued interest on the Buyer Notes. If the Sellers' indemnification obligations exceed the aggregate unpaid principal and interest on the Buyer Notes at the time such obligation is established, Sellers will pay such excess to Buyer in cash, subject to the limitations in ss.7(d)(i), above. All such reductions and payments shall be made by Sellers in their Allocable Portions.

                  (h) Exclusive Remedy. The Buyer, the Sellers and LaBarge acknowledge and agree that the foregoing indemnification provisions in this ss.7 (and the Escrow Agreement with respect to the subject matter thereof) shall be the exclusive remedy of the Parties with respect to the transactions contemplated by this Agreement.

                  (i) Accounts Receivable. In the event Buyer asserts a claim for indemnification because of a breach by the Sellers of ss.3(B)(h) of this Agreement, Buyer will assign to the Sellers the uncollected accounts receivable which are the subject of such claim for indemnification upon payment of such indemnification claim.

                  (j) Indemnification For Claims Under Guarantees. Buyer agrees to indemnify and hold harmless LaBarge from any and all Adverse Consequences incurred after Closing as a result of LaBarge's guarantee of the Industrial Lease dated December 29, 1998 between the LLC as lessee and the State of California Public Employees' Retirement System as the lessor. Also, Buyer agrees to indemnify and hold harmless LaBarge and Clayco from any and all Adverse Consequences incurred after Closing with respect to the contractors license bonds underwritten by Reliance Insurance Company listed on Schedule ss.3(B)(i) attached hereto which LaBarge and Clayco have guaranteed by a Continuing Agreement of Indemnity-Contractors' Form, dated October 9, 1996. The indemnification provided by this ss.7(j) shall not be subject to the limitations in ss.7(d)(ii) above, and any payment to Sellers pursuant to this ss.7(j) will not reduce the aggregate $1 million ceiling contained in ss.7(d)(ii) with respect to indemnification claims that are not made pursuant to this ss.7(j). The indemnification provisions of this ss.7(j) shall survive the Closing and continue in full force forever (subject to any applicable statutes of limitations).

         8.       Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement by mutual written consent at any time prior to the closing. The Sellers may terminate this Agreement if the transactions contemplated hereby have not been consummated by the close of business on June 30, 2000.

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss.5(d) above shall survive termination.

         9.       Miscellaneous.

                  (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

                  (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the Parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns. Except as provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         Buyer shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement to any wholly owned subsidiary of Buyer, or any wholly owned subsidiary under common control with Buyer, provided that no such assignment and/or delegation shall relieve Buyer of its obligations hereunder in the event that its assignee fails to perform the obligations delegated. Specifically, but not in limitation of the immediately preceding sentence, in the event that Buyer determines that in order to make certain the consummation of the transactions contemplated hereby on or before the Closing Date, it would be advisable for its designee/assignee to purchase directly from the Sellers all or some portion of the Membership Units, the Sellers and LaBarge shall take such actions as are reasonably requested by Buyer to effectuate the same.

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


                           If to the Sellers and LaBarge:
                           ------------------------------

                           c/o LaBarge, Inc.                     and       c/o Clayco Construction Company, Inc.
                           9900A Clayton Road                              2199 Innerbelt Business Center Drive
                           St. Louis, MO 63124                             St. Louis, MO 63114
                           Attn:   Donald H. Nonnenkamp                    Attn: Michael P. Murphy
                                   Vice President, Secretary               Fax No.: (314) 429-3144
                                    and Chief Financial Officer
                           Fax No.: (314) 812-9438

                           Copy to:
                           --------

                           Armstrong Teasdale LLP
                           One Metropolitan Square
                           St. Louis, MO 63102-2740
                           Attn: John L. Gillis, Jr.
                           Fax No.: (314) 621-5065


                           If to the Buyer:
                           ---------------

                           Evolution Holdings, Inc.
                           7301 E. Sundance Trail, Ste B-201
                           Carefree, AZ   85377-5822
                           Attn: President
                           Fax No.:  (480) 488-6921

                           Copy to:
                           -------

                           McBride Baker & Coles
                           500 West Madison Street, 40th Floor
                           Chicago, IL 60661
                           Attn: Elias N. Matsakis
                           Fax No.:  (312) 993-9350

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Sellers and LaBarge. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

                  (k) Expenses; Transfer Taxes. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Sellers will pay all transfer taxes, document stamps or other charges relating to the transfer of the Membership Interests. The Sellers shall not cause, suffer or permit the LLC to pay or incur any expenses in connection with the transactions contemplated by this Agreement, including but not limited to attorney's, accountants' or other advisors' fees.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


                                      *****

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              EVOLUTION HOLDINGS, INC.


                              By:  /s/ Steven J. Pruett
                                 -----------------------------------------------
                              Title:   President
                                    --------------------------------------------



                              EVOLUTIONCOM.COM, INC.


                              By:  /s/ Steven J. Pruett
                                 -----------------------------------------------
                              Title:   President
                                    --------------------------------------------



                              LABARGE WIRELESS, INC.


                              By:  /s/ Craig E. LaBarge
                                 -----------------------------------------------
                              Title:   President
                                    --------------------------------------------



                              CLAYCO CONSTRUCTION COMPANY, INC.


                              By:  /s/ Michael Murphy
                                 -----------------------------------------------
                              Title:   Senior Vice President
                                    --------------------------------------------



                              LABARGE, INC.


                              By:  /s/ Craig E. LaBarge
                                 -----------------------------------------------
                              Title:   President
                                    --------------------------------------------